EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Notification of Acquisition of American Depository Shares by Persons Discharging
Managerial Responsibilities

Basingstoke, UK and Philadelphia, US – February 26, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announces that on February 25, 2008 it was notified by Mr David Mott, a Non-Executive Director of the Company, of an acquisition on the same day of 5,000 American Depository Shares, representing 15,000 ordinary shares of £0.05 each.  The American Depository Shares were acquired at an average price of US$58.9306 per American Depository Share. Following this transaction, Mr. Mott holds 5,000 American Depository Shares in the Company.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with

Registered in England 2883758  Registered Office as above

strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above